Exhibit 21.1

Subsidiaries of Registrant

iBio Manufacturing LLC (“iBio Manufacturing”) is wholly-owned and incorporated in Delaware

iBio CDMO LLC (“iBio CDMO”) is wholly-owned and incorporated in Delaware. Name was changed effective July 1, 2017.